Exhibit 4.1

First Supplemental Indenture

FIRST SUPPLEMENTAL INDENTURE, (this “Supplemental Indenture”) dated as of May 24, 2019, by and among Carvana Co., as Issuer, the guarantors party hereto (the “Guarantors”) and U.S. Bank National Association, a national banking association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, each of the Issuer, the Guarantors and the Trustee have heretofore executed and delivered an indenture dated as of September 21, 2018 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an aggregate principal amount of $350,000,000 million of 8.875% Senior Notes due 2023 of the Issuer (the “Notes”);

WHEREAS, pursuant to Section 9.1(1) of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture to make any amendment to the Indenture to conform any provision under the heading “Description of Notes” in the Offering Memorandum;

WHEREAS, the references in (i) Sections 5.6(b), (c) and (d) of the Indenture and (ii) Section 6(d) of the Form of Global Restricted Note attached as Exhibit A to the Indenture to “September 1” should be changed to “October 1” in order to conform its meaning to that in the “Description of the Notes” in the Offering Memorandum;

WHEREAS, Section 9.1(7) of the Indenture provides that Additional Notes may be issued from time to time by the Issuer without the consent of the Holders subject to the compliance with the provisions of the Indenture, and the Indenture further provides that such Additional Notes shall be treated as a single class with the Initial Notes for all purposes under the Indenture;

WHEREAS, the Issuer wishes to issue $250,000,000 in aggregate principal amount of Additional Notes (the “New Notes”); and

WHEREAS, pursuant to Section 9.1 of the Indenture, the Issuer, the Guarantors and the Trustee are authorized to execute and deliver a supplemental indenture to issue Additional Notes, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

ARTICLE II

AMENDMENTS

Section 2.1 Amendments to the Indenture.

(a) Sections 5.6(b), (c) and (d) of the Indenture are hereby amended to replace each reference to “September 1” with “October 1.”

(b) Section 6(d) of the Form of Global Note in Exhibit A to the Indenture is hereby amended to replace the reference to “September 1” with “October 1.”

ARTICLE III

ADDITIONAL NOTES

Section 3.1 Additional Notes. As of the date hereof, the Issuer will issue, and the Trustee is directed to authenticate and deliver, the New Notes as Additional Notes under the Indenture, having terms identical in all respects to the Initial Notes, at an issue price of 100.5%, plus accrued and unpaid interest from, and including, April 1, 2019 to, but excluding, May 24, 2019. The first Interest Payment Date for the New Notes will be October 1, 2019. The Initial Notes and the New Notes shall be treated as a single class for all purposes under the Indenture pursuant to Section 2.1(a). For all purposes of the Indenture, the term “Notes” shall include the New Notes.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 4.2 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.3 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 4.4 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 4.5 The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 4.6 Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 4.7 Headings. The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CARVANA CO.

By:	/s/ Paul Breaux
Name: Paul Breaux
Title: Vice President, General Counsel and Secretary

CARVANA GROUP, LLC

By:	/s/ Paul Breaux
Name: Paul Breaux
Title: Vice President, General Counsel and Secretary

[Signature Page to Supplemental Indenture]

CARVANA CO. SUB LLC

By:	/s/ Paul Breaux
Name: Paul Breaux
Title: Vice President and Secretary

CARVANA, LLC

By:	/s/ Paul Breaux
Name: Paul Breaux
Title: Vice President and Secretary

CARVANA SHIPPING AND DELIVERY, LLC

By:	/s/ Paul Breaux
Name: Paul Breaux
Title: Vice President and Secretary

CAR360, INC.

By:	/s/ Paul Breaux
Name: Paul Breaux
Title: Vice President and Secretary

WAVYRE LLC

By:	/s/ Paul Breaux
Name: Paul Breaux
Title: Vice President and Secretary

CARVANA INSURANCE SERVICES LLC

By:	/s/ Paul Breaux
Name: Paul Breaux
Title: Vice President and Secretary

[Signature Page to Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Donald T. Hurrelbrink
Name: Donald T. Hurrelbrink
Title: Vice President

[Signature Page to Supplemental Indenture]